UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number 333-111858-07


                    Synthetic Fixed-Income Securities, Inc.
                                 on behalf of:
        STRATS(SM) Trust For Morgan Stanley Securities, Series 2004-12
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            (Exact name of registrant as specified in its charter)


                    Synthetic Fixed-Income Securities, Inc.
                               301 South College
                        Charlotte, North Carolina 28288
                                (704) 383-7727
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    STRATS(SM) Certificates, Series 2004-12
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           (Title of each class of securities covered by this Form)


                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)     [ ]

           Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)    [ ]

           Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)     [ ]

           Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)    [ ]

                                               Rule 15d-6              [X]


Approximate number of holders of record as of the certification or notice date: 3
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



                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification or notice to be signed on its behalf by the undersigned thereunto duly authorized.




                                 Synthetic Fixed-Income Securities, Inc.




                                 By: /s/    Jimmy Whang
                                     ------------------
                                 Name:      Jimmy Whang
                                 Title:     Director


Date:  January 28, 2005




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